Exhibit 99.1

P R E S S R E L E A S E
For Immediate Release:	Contact: Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

VerityStream, a HealthStream Company, Acquires CredentialMyDoc

NASHVILLE, Tennessee (December 16, 2019) – VerityStream, f/k/a Verity, a wholly owned subsidiary of HealthStream (Nasdaq: HSTM), which is focused on delivering enterprise-class solutions that are transforming credentialing, enrollment, privileging, and evaluations for healthcare organizations across the U.S., today announced the acquisition of CredentialMyDoc, a Savannah, Georgia-based business owned by Covenant Technology Group, LLC. VerityStream adds more than 300 clients through the transaction, boosting its client base of multi-specialty medical groups, ambulatory surgery centers, clinics, and federally qualified health centers (FQHCs), among others.

CredentialMyDoc offers Software-as-a-Service solutions that are intuitive, easy to use, and fast to implement, especially in ambulatory care settings. Its solutions are used to credential providers, enroll providers with payers for reimbursement, and apply and maintain privileges. The acquisition of CredentialMyDoc bolsters VerityStream’s leadership position in the outpatient facility market segment, which is especially important as patients are increasingly seeking care from a diverse and growing array of same-day service providers.

“Adding CredentialMyDoc to VerityStream enables our clients and theirs to receive the benefits and network effects of a larger and more robust ecosystem,” said Michael J. Sousa, President, VerityStream. “We are excited to welcome CredentialMyDoc’s clients and employees to VerityStream and, more broadly, to HealthStream. Clients of CredentialMyDoc can expect the same excellent level of support, a seamless continuity of services, and the same first-rate staff.”

“As a HealthStream company, VerityStream is an ideal organization for CredentialMyDoc since we share a common goal to ensure that patients receive care from qualified professionals,” said Tim O’Sako, CEO, Covenant Technology Group. “For this purpose, we agree that a single source of truth is needed to accurately and efficiently credential, enroll, privilege, and evaluate healthcare providers. Our clients will benefit from the additional resources, solutions, and innovations that can be offered to them from VerityStream.”

Terms of the Transaction: VerityStream, a HealthStream Company, acquired substantially all of the assets of CredentialMyDoc from Covenant Technology Group, LLC. for approximately $9.0 million in cash, subject to a post-closing working capital adjustment.

About VerityStream

VerityStream, a wholly owned subsidiary of HealthStream, delivers enterprise-class solutions that are transforming credentialing, enrollment, privileging, and evaluation for healthcare organizations across the United States. We currently serve over 2,500 hospitals and 1,300 outpatient facilities including ambulatory surgery centers, urgent care facilities, clinics, medical groups, and more. VerityStream and our solutions resulted from the merging of Echo and Morrisey, representing over 75 years of industry experience. HealthStream (Nasdaq: HSTM),

HealthStream, Inc. ● 500 11th Avenue North, Suite 1000 ● Nashville, Tennessee 37203 ● 615-301-3100 ● www.healthstream.com based in Nashville, Tennessee, is our parent company, supporting us through innovation, investment, and the development of market-leading products. VerityStream has over 200 employees spanning headquarters in Boulder, Colorado and satellite offices in San Diego, California; Nashville, Tennessee; and Chicago, Illinois.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

####

2